                                                Exhibit 23

                    INDEPENDENT AUDITORS' CONSENT


     We consent to the use in this Amendment No. 1 to the Registration Statement (Reg. No. 333-88069) of Sun Life Assurance Company of Canada (U.S.) on Form S-2 of our report dated February 10, 2000 accompanying the statutory financial statements of Sun Life Assurance Company of Canada (U.S.), which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles, appearing in the Prospectus for Futurity Accolade Variable and Fixed Annuity and in the Prospectus for MFS Regatta Extra Variable and Fixed Annuity, which are part of such Registration Statement, and to the incorporation by reference of our report dated February 10, 2000 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1999, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from generally accepted accounting principles.

We also consent to the references to us under the headings "Accountants" and "Appendix B -- Condensed Financial Information -- Accumulation Unit Values" in such Prospectus for Futurity Accolade Variable and Fixed Annuity and under the heading "Accountants" in such Prospectus for MFS Regatta Variable and Fixed Annuity.


DELOITTE & TOUCHE LLP
Boston, Massachusetts


March 31, 2000